EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-279686) on Form S-3 and (Nos. 333-252734, 333-186178, 333-167099, 333-142010 and 333-118147 ) on Form S-8 of our reports dated November 21, 2025, with respect to the consolidated financial statements of UGI Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Philadelphia, Pennsylvania
November 21, 2025